Exhibit 23.2

Consent of KPMG LLP, Independent Registered Public Accounting Firm

The Board of Directors

Apple Inc:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-61276, 333-75930, 333-102184, 333-125148, and 333-146026) of Apple Inc. of our report dated November 4, 2008, except as to Notes 1 and 2, which are as of January 25, 2010, with respect to the consolidated balance sheet of Apple Inc. and subsidiaries as of September 27, 2008 and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years ended September 27, 2008, and September 29, 2007, which report appears in the September 26, 2009 annual report on Form 10-K/A of Apple Inc.

As discussed in Note 1 to the consolidated financial statements, effective September 30, 2007, the Company adopted the Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109.

As discussed in Notes 1 and 2, the consolidated financial statements as of September 27, 2008 and for the years ended September 27, 2008 and September 29, 2007 have been restated to give effect to the retroactive adoption of the Financial Accounting Standards Board’s amended accounting standards related to revenue recognition for arrangements with multiple deliverables and arrangements that include software elements.

/s/ KPMG LLP

Mountain View, California

January 25, 2010